UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

-----------

National Health Investors, Inc.

-------------------------------------------------------------------------

(Name of Issuer)

 Common Stock, par value $0.01 per share

-------------------------------------------------------------------------

(Title of Class of Securities)

63633D104

---------------------------------------------

(CUSIP Number)

Alan J. Perkins, Gardere Wynne Sewell LLP,

1601 Elm Street, Suite 3000, Dallas, Texas 75201, (214) 999-4683

-------------------------------------------------------------------------------

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 2, 2007

-------------------------------------------------------

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), §240.13d-1(f) or §240.13d-1(g), check the following box [  ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 2 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

W. Andrew Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK, PF

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 3 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

AdamsMark, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 4 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Springland Ventures, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 5 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Dorothy B. Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 6 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

The Adams Group, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 7 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Children’s Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 8 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Family Foundation II

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 9 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

W. Andrew and Dorothy B. Adams Grandchildren’s Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 10 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Ira Sochet Revocable Intervivos Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Florida

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 11 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Ira Sochet

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 12 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Richmond Properties, LLC

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 13 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Richmond Equities, LLC

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 14 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

William T. Richmond

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 15 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Martha P. Richmond

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 16 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Marcia L. Richmond

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 17 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

William T. and Martha P. Richmond Revocable Living Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 18 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Harold R. Swafford

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 19 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

East Main Associates, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 20 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Charlotte A. Swafford

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 21 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Will Edwards Settle

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 22 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Kenneth D. DenBesten

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 23 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Keneva, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 24 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Eva D. DenBesten

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 25 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

James G. Baker, III

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 26 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Michael Ussery

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 27 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Beth Ussery

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 28 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

David L. Lassiter

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 29 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Joanne Mott Batey

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 30 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Kristin S. Gaines

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 31 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Deryl Doran Johnson

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 32 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

D. Doran Johnson Associates, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 33 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Amanda C. Johnson

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 34 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Sara Elizabeth Johnson Baker

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 35 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Candace Renee Johnson Malone

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 36 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Christian Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 37 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Jennie Mae Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 38 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Windsor Associates, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 39 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Carl E. Adams, Jr.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 40 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Fred M. Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 41 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams/Readyville Charitable Lead Annuity Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 42 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Investments, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 43 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Readyville Family, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 44 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Robert G. Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 45 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Family Foundation

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 46 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Sara Family, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 47 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Charitable Lead Trust

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 48 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

D. Gerald Coggin

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 49 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Tennessee Boulevard Investments, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 50 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Coggin Family Limited Partnership

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 51 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Rutherford Associates, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 52 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Grandchildren Trust I

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 53 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

A. B. Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 54 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Ann Lu Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 55 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Wendel M. Adams

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 56 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Adams Grandchildren Trust II

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Tennessee

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

OO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 57 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

PELTAK, LP

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 58 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Ernest G. Burgess

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 59 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

RAGS Family, L.P.

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Washington

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

PN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

------------------------

---------------------

CUSIP NO. 63633D104

  PAGE 60 OF 95 PAGES

-----------------------

                                                                                                                                                    ---------------------

1

NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Sonya A. Leeman

------------------------------------------------------------------------------

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [X]

(b) [   ]

------------------------------------------------------------------------------

3

SEC USE ONLY

------------------------------------------------------------------------------

4

SOURCE OF FUNDS*

SC, BK

------------------------------------------------------------------------------

5

CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                                         [_]

------------------------------------------------------------------------------

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

------------------------------------------------------------------------------

7

SOLE VOTING POWER

     NUMBER OF

-0-

       SHARES

----------------------------------------------

   BENEFICIALLY

8

SHARED VOTING POWER

     OWNED BY

5,982,297

        EACH

----------------------------------------------

     REPORTING

9

SOLE DISPOSITIVE POWER

       PERSON

-0-

        WITH

----------------------------------------------

10

SHARED DISPOSITIVE POWER

5,982,297

------------------------------------------------------------------------------

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,982,297

 ------------------------------------------------------------------------------

12

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     [_]

------------------------------------------------------------------------------

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

21.6%

------------------------------------------------------------------------------

14

TYPE OF REPORTING PERSON*

IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.

Security and Issuer.

This Amendment No. 2 to Schedule 13D (this “Amendment”) relates to the common stock, par value $0.01 per share (the “Common Stock”), and voting and other contractual rights relating thereto, of National Health Investors, Inc., a Maryland corporation (the “Company”), which has its principal executive offices located at 100 Vine Street, Murfreesboro, Tennessee 37130.

This Amendment amends and supplements the Schedule 13D dated as of October 5, 2006 (the “Original Schedule 13D”) filed by W. Andrew Adams (“Andy”), AdamsMark, L.P., a Washington limited partnership (“AdamsMark”), Springland Ventures, L.P., a Washington limited partnership (“Springland”), Dorothy B. Adams, who is the wife of Andy (“Dorothy”), The Adams Group, L.P., a Washington limited partnership (“Adams Group”), Adams Children’s Trust, a Tennessee trust (the “Children’s Trust”), Adams Family Foundation II, a Tennessee private foundation (the “Foundation”), and W. Andrew and Dorothy B. Adams Grandchildren’s Trust, a Tennessee trust (the “Grandchildren’s Trust” and collectively with Andy, AdamsMark, Springland, Dorothy, Adams Group,  the Children’s Trust, and the Foundation, the “Initial Reporting Persons”), and the Amendment No. 1 to Schedule 13D dated as of November 8, 2006 filed by the Initial Reporting Persons (“Amendment No. 1”).    The Original Schedule 13D described a proposal by Andy and AdamsMark of a transaction that, if approved and adopted by the Board of Directors of the Company (the “Board”) and the stockholders of the Company, would have resulted in the Common Stock no longer being publicly traded (the “Initial Proposal”).  In light of the rejection of the Initial Proposal by the special committee of independent members of the Board (the “Committee”), as disclosed in the Original Schedule 13D, Andy, on behalf of himself, AdamsMark, Springland, Dorothy, Adams Group, and the Children’s Trust (collectively, the “Initial Proponents”), orally submitted a revised proposal to the Committee on November 8, 2006, as disclosed in Amendment No. 1.  In light of the Committee’s decision not to accept the revised proposal, AdamsMark, on behalf of the Initial Proponents, submitted a proposal letter to the Committee on December 1, 2006.  That proposal letter was to have been supplemented with subsequently delivered materials to constitute a new proposal.  Before the supplemental materials were delivered to the Committee, however, the Initial Reporting Persons and the Designated Stockholders (as defined in Item 3 below) sent a letter containing a new proposal to the Committee on January 2, 2007.  That proposal, like the Initial Proposal, is for a transaction that, if approved and adopted by the Board and the stockholders of the Company, would result in the Common Stock no longer being publicly traded (the “Proposal”).  This Amendment is filed by the Initial Reporting Persons and by the beneficial owners of the shares of Common Stock held by the Designated Stockholders, named in Item 5(a) below (all such filing persons collectively, the “Reporting Persons”).  Capitalized terms used but not defined in this Amendment have the respective meanings given them in the Original Schedule 13D, as amended by Amendment No. 1 (the “Previously Amended Schedule 13D”).

Item 2.

Identity and Background.

Item 2 of the Previously Amended Schedule 13D is hereby amended to read in its entirety as follows:

1.

(a)

W. Andrew Adams

(b)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(c)

Andy is the President and a director of the Company and is the sole member of Management Advisory Source, LLC, which provides various management services to the Company and the business address of which is 750 S. Church Street, Suite B, Murfreesboro, Tennessee 37130.  Andy also is the Chairman of Board of each of

National HealthCare Corporation, an operator of long-term health care centers with  associated assisted living and independent living centers (“NHC”) with its principal office at 100 Vine Street, Murfreesboro, Tennessee 37130, and National Health Realty, Inc., an owner and lessor of licensed skilled nursing facilities, assisted living facilities, and an independent living center (“NHR”) with its principal office at 100 Vine Street,  Murfreesboro, Tennessee 37130.

(d)

Andy has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Andy has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Andy is a citizen of the United States.

2.

(a)

AdamsMark, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

AdamsMark is engaged in the business of investments in securities.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

AdamsMark has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

AdamsMark has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

3.

(a)

Springland Ventures, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Springland is engaged in the business of real estate investments.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

Springland has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

The Foundation has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

4.

(a)

Dorothy B. Adams

(b)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(c)

Dorothy is the sole general partner of Adams Group.

(d)

Dorothy has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Dorothy has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Dorothy is a citizen of the United States.

5.

(a)

The Adams Group, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Adams Group is engaged in the business of investments in securities.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

Adams Group has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Group has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

6.

(a)

The Adams Children’s Trust

(b)

Trust formed under the laws of Tennessee.

(c)

The Children’s Trust is engaged in the business of investments in securities.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

The Children’s Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

The Children’s Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

7.

(a)

Adams Family Foundation II

(b)

Private foundation formed under the laws of Tennessee.

(c)

The Foundation is engaged in charitable giving.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

The Foundation has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

The Foundation has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

8.

(a)

The W. Andrew and Dorothy B. Adams Grandchildren’s Trust

(b)

Trust formed under the laws of Tennessee.

(c)

The Grandchildren’s Trust is engaged in the business of investments in securities.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

The Grandchildren’s Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

The Grandchildren’s Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

9.

(a)

Ira Sochet Revocable Intervivos Trust

(b)

Trust formed under the laws of Florida.

(c)

Ira Sochet Revocable Intervivos Trust is engaged in the business of investments in securities.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee  37128.

(e)

Ira Sochet Revocable Intervivos Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Ira Sochet Revocable Intervivos Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

10.

(a)

Ira Sochet

(b)

1602 Micanopy Avenue, Miami, Florida 33133.

(c)

Ira Sochet is the president and sole shareholder of Sochet & Company, Inc., a registered broker-dealer located at 1602 Micanopy Avenue, Miami, Florida 33133.

(d)

Ira Sochet has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Ira Sochet has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Ira Sochet is a citizen of the United States.

11.

(a)

Richmond Properties, LLC

(b)

Limited liability company formed under the laws of Tennessee.

(c)

Richmond Properties, LLC is engaged in the business of real estate investments and management.

(d)

1628 Breckenridge Drive, Murfreesboro, Tennessee  37129.

(e)

Richmond Properties, LLC has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Richmond Properties, LLC has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

12.

(a)

Richmond Equities, LLC

(b)

Limited liability company formed under the laws of Tennessee.

(c)

Richmond Equities, LLC is engaged in the business of real estate investments.

(d)

1628 Breckenridge Drive, Murfreesboro, Tennessee  37129.

(e)

Richmond Equities, LLC has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Richmond Equities, LLC has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

13.

(a)

William T. Richmond

(b)

1628 Breckenridge Drive, Murfreesboro, Tennessee  37128.

(c)

William T. Richmond is engaged in real estate investment activities at 1628 Breckenridge Drive, Murfreesboro, Tennessee 37129.

(d)

William T. Richmond has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

William T. Richmond has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

William T. Richmond is a citizen of the United States.

14.

(a)

Martha P. Richmond

(b)

1628 Breckenridge Drive, Murfreesboro, Tennessee 37129.

(c)

Martha P. Richmond is a homemaker.

(d)

Martha P. Richmond has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Martha P. Richmond has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Martha P. Richmond is a citizen of the United States.

15.

(a)

Marcia L. Richmond

(b)

2005 Look Rock Court, Murfreesboro, Tennessee  37130.

(c)

Marcia L. Richmond is Director of Independent Living at AdamsPlace, a retirement, assisted living, and health care center and community located at 1925 Memorial Boulevard, Murfreesboro, Tennessee 37129.

(d)

Marcia L. Richmond has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Marcia L. Richmond has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Marcia L. Richmond is a citizen of the United States.

16.

(a)

William T. and Martha P. Richmond Revocable Living Trust

(b)

Trust formed under the laws of Tennessee.

(c)

William T. and Martha P. Richmond Revocable Living Trust is engaged in the business of real estate investments.

(d)

1628 Breckenridge Drive, Murfreesboro, Tennessee  37129.

(e)

William T. and Martha P. Richmond Revocable Living Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

William T. and Martha P. Richmond Revocable Living Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

17.

(a)

Harold R. Swafford

(b)

915 East Main Street, Murfreesboro, Tennessee  37130.

(c)

Harold R. Swafford is engaged as a real estate broker with Swafford Properties, a real estate and investment firm located at 421 West College Street, Murfreesboro, Tennessee 37130.

(d)

Harold R. Swafford has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Harold R. Swafford has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Harold R. Swafford is a citizen of the United States.

18.

(a)

East Main Associates, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

East Main Associates, L.P. is engaged in the business of investments in securities.

(d)

915 East Main Street, Murfreesboro, Tennessee  37130.

(e)

East Main Associates, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

East Main Associates, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

19.

(a)

Charlotte A. Swafford

(b)

915 East Main Street, Murfreesboro, Tennessee 37130.

(c)

Charlotte A. Swafford is the Senior Vice President and Treasurer of each of NHC, located at 100 Vine Street, Suite 1200, Murfreesboro, Tennessee 37130, and NHR, located at 100 Vine Street, Suite 1100, Murfreesboro, Tennessee 37130.

(d)

Charlotte A. Swafford has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Charlotte A. Swafford has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Charlotte A. Swafford is a citizen of the United States.

20.

(a)

Will Edwards Settle

(b)

3818 Hobbs Road, Nashville, Tennessee  37215.

(c)

Will Edwards Settle is an owner of, and engages in investment management activities for, Teleion Capital, LLC, an investment management company located at 150 Chickering Meadow, Nashville, Tennessee 37215.

(d)

Will Edwards Settle has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Will Edwards Settle has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Will Edwards Settle is a citizen of the United States.

21.

(a)

Kenneth D. DenBesten

(b)

1610 Wexford Drive, Murfreesboro, Tennessee 37129.

(c)

Kenneth D. DenBesten is the Senior Vice President and Secretary of the Company,  located at 100 Vine Street, Suite 1200, Murfreesboro, Tennessee 37130.

(d)

Kenneth D. DenBesten has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Kenneth D. DenBesten has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Kenneth D. DenBesten is a citizen of the United States.

22.

(a)

Keneva, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Keneva, L.P. is engaged in the business of investments in securities.

(d)

1610 Wexford Drive, Murfreesboro, Tennessee 37129.

(e)

Keneva, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Keneva, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

23.

(a)

Eva D. DenBesten

(b)

1610 Wexford Drive, Murfreesboro, Tennessee 37129.

(c)

Eva D. DenBesten is a homemaker.

(d)

Eva D. DenBesten has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Eva D. DenBesten has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Eva D. DenBesten is a citizen of the United States.

24.

(a)

James G. Baker, III

(b)

150 Chickering Meadow, Nashville, Tennessee 37215.

(c)

James G. Baker, III is an owner of, and engages in investment management activities for, Teleion Capital, LLC, an investment management company located at 150 Chickering Meadow, Nashville, Tennessee 37215.

(d)

James G. Baker, III has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

James G. Baker, III has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

James G. Baker, III is a citizen of the United States.

25.

(a)

Michael Ussery

(b)

2508 Belfast Court, Murfreesboro, Tennessee 37129.

(c)

Michael Ussery is the Senior Vice President, Operations of NHC, located at 100 Vine Street, Murfreesboro, Tennessee 37130.

(d)

Michael Ussery has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Michael Ussery has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Michael Ussery is a citizen of the United States.

26.

(a)

Beth Ussery

(b)

2508 Belfast Court, Murfreesboro, Tennessee 37129.

(c)

Beth Ussery is a homemaker.

(d)

Beth Ussery has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Beth Ussery has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Beth Ussery is a citizen of the United States.

27.

(a)

David L. Lassiter

(b)

100 Vine Street, Murfreesboro, Tennessee 37130.

(c)

David L. Lassiter is the Senior Vice President, Corporate Affairs of NHC, located at 100 Vine Street, Suite 600, Murfreesboro, Tennessee 37130.

(d)

David L. Lassiter has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

David L. Lassiter has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

David L. Lassiter is a citizen of the United States.

28.

(a)

Joanne Mott Batey

(b)

9165 Big Springs Road, Christiana, Tennessee 37037.

(c)

Joanne Mott Batey is the Senior Vice President, Homecare of NHC, located at 100 Vine Street, Murfreesboro, Tennessee 37130.

(d)

Joanne Mott Batey has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Joanne Mott Batey has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Joanne Mott Batey is a citizen of the United States.

29.

(a)

Kristin S. Gaines

(b)

2320 Londonderry Drive, Murfreesboro, Tennessee 37129.

(c)

Kristin S. Gaines is the Assistant Vice President, Finance of the Company, located at 100 Vine Street, Murfreesboro, Tennessee 37130.

(d)

Kristin S. Gaines has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Kristin S. Gaines has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Kristin S. Gaines is a citizen of the United States.

30.

(a)

Deryl Doran Johnson

(b)

4689 Pulaski Highway, Lawrenceburg, Tennessee 38464.

(c)

Deryl Doran Johnson is a Senior Regional Vice President of NHC, located at 100 Vine Street, Murfreesboro, Tennessee 37130.

(d)

Deryl Doran Johnson has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Deryl Doran Johnson has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Deryl Doran Johnson is a citizen of the United States.

31.

(a)

D. Doran Johnson Associates, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

D. Doran Johnson Associates, L.P. is engaged in the business of investments in securities.

(d)

1718 N.E. 73rd Street, Seattle, Washington 98115.

(e)

D. Doran Johnson Associates, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

D. Doran Johnson Associates, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

32.

(a)

Amanda C. Johnson

(b)

4689 Pulaski Highway, Lawrenceburg, Tennessee 38464.

(c)

Amanda C. Johnson is a homemaker.

(d)

Amanda C. Johnson has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Amanda C. Johnson has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Amanda C. Johnson is a citizen of the United States.

33.

(a)

Sara Elizabeth Johnson Baker

(b)

2826 Tweed Place, Thompson Station, Tennessee 37197.

(c)

Sara Elizabeth Johnson Baker is the owner of Final Touch, a home décor company located at 5010 Spedale Court, Spring Hill, Tennessee 37174.

(d)

Sara Elizabeth Johnson Baker has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Sara Elizabeth Johnson Baker has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Sara Elizabeth Johnson Baker is a citizen of the United States.

34.

(a)

Candace Renee Johnson Malone

(b)

2699 Hardiman Drive, Lawrenceburg, Tennessee 38464.

(c)

Candace Renee Johnson Malone is the owner of Canine Solutions, an operator of a pet boarding and training facility located at 24860 Highway 64 East, Lawrenceburg, Tennessee 38464.

(d)

Candace Renee Johnson Malone has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Candace Renee Johnson Malone has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Candace Renee Johnson Malone is a citizen of the United States.

35.

(a)

Adams Christian Trust

(b)

Trust formed under the laws of Tennessee.

(c)

Adams Christian Trust is engaged in charitable giving.

(d)

801 Mooreland Lane, Murfreesboro, Tennessee 37128.

(e)

Adams Christian Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Christian Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

36.

(a)

Jennie Mae Adams

(b)

1925 Memorial Boulevard, Apt. 101, Murfreesboro, Tennessee 37129.

(c)

Jennie Mae Adams is retired.

(d)

Jennie Mae Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Jennie Mae Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Jennie Mae Adams is a citizen of the United States.

37.

(a)

Windsor Associates, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Windsor Associates, L.P. is engaged in the business of investments in securities.

(d)

1925 Memorial Boulevard, Apt. 101, Murfreesboro, Tennessee 37129.

(e)

Windsor Associates, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Windsor Associates, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

38.

(a)

Carl E. Adams, Jr.

(b)

6136 Hillsboro Pike, Nashville, Tennessee 37215.

(c)

Carl E. Adams, Jr. is a principal of Advent-Environ, a worldwide industrial-wastewater-management consulting firm with its principal offices at 201 Summit View Drive, Suite 300, Brentwood, Tennessee 37027.

(d)

Carl E. Adams, Jr. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Carl E. Adams, Jr. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Carl E. Adams, Jr. is a citizen of the United States.

39.

(a)

Fred M. Adams

(b)

2347 Bivens Hill Road, Readyville, Tennessee 37149.

(c)

Fred M. Adams is engaged in the cattle farming business.

(d)

Fred M. Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Fred M. Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Fred M. Adams is a citizen of the United States.

40.

(a)

Adams/Readyville Charitable Lead Annuity Trust

(b)

Trust formed under the laws of Tennessee.

(c)

Adams/Readyville Charitable Lead Annuity Trust is engaged in the business of investments in securities.

(d)

2347 Bivens Hill Road, Readyville, Tennessee 37149.

(e)

Adams/Readyville Charitable Lead Annuity Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams/Readyville Charitable Lead Annuity Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

41.

(a)

Adams Investments, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Adams Investments, L.P. is engaged in the business of investments in securities.

(d)

2347 Bivens Hill Road, Readyville, Tennessee 37149.

(e)

Adams Investments, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Investments, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

42.

(a)

Readyville Family, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

 Readyville Family, L.P. is engaged in the business of investments in securities.

(d)

2347 Bivens Hill Road, Readyville, Tennessee 37149.

(e)

Readyville Family, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Readyville Family, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

43.

(a)

Robert G. Adams

(b)

100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130.

(c)

Robert G. Adams is President, Chief Executive Officer and a director of NHC, located at 100 Vine Street, Murfreesboro, Tennessee 37130, and is President and a director of NHR, located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130.

(d)

Robert G. Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Robert G. Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Robert G. Adams is a citizen of the United States.

44.

(a)

Adams Family Foundation

(b)

Private foundation formed under the laws of Tennessee.

(c)

Adams Family Foundation is engaged in charitable giving.

(d)

2217 Battleground Drive, Murfreesboro, Tennessee 37129.

(e)

Adams Family Foundation has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Family Foundation has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

45.

(a)

Sara Family, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Sara Family, L.P. is engaged in the business of investments in securities.

(d)

2217 Battleground Drive, Murfreesboro, Tennessee 37129.

(e)

Sara Family, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Sara Family, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

46.

(a)

Adams Charitable Lead Trust

(b)

Trust formed under the laws of Tennessee.

(c)

Adams Charitable Lead Trust is engaged in the business of investments in securities.

(d)

2217 Battleground Drive, Murfreesboro, Tennessee 37129.

(e)

Adams Charitable Lead Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Charitable Lead Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

47.

(a)

D. Gerald Coggin

(b)

100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130.

(c)

D. Gerald Coggin is the Senior Vice President, Corporate Relations of NHC, located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130.

(d)

D. Gerald Coggin has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

D. Gerald Coggin has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

D. Gerald Coggin is a citizen of the United States.

48.

(a)

Tennessee Boulevard Investments, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Tennessee Boulevard Investments, L.P. is engaged in the business of investments in  securities.

(d)

100 Vine Street, Murfreesboro, Tennessee 37130.

(e)

Tennessee Boulevard Investments, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Tennessee Boulevard Investments, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

49.

(a)

Coggin Family Limited Partnership

(b)

Limited partnership formed under the laws of Tennessee.

(c)

Coggin Family Limited Partnership is engaged in the business of investments in securities.

(d)

100 Vine Street, Murfreesboro, Tennessee 37130.

(e)

Coggin Family Limited Partnership has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Coggin Family Limited Partnership has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

50.

(a)

Rutherford Associates, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

Rutherford Associates, L.P. is engaged in the business of investments in securities.

(d)

100 Vine Street, Murfreesboro, Tennessee  37130.

(e)

Rutherford Associates, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Rutherford Associates, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

51.

(a)

Adams Grandchildren Trust I

(b)

Trust formed under the laws of Tennessee.

(c)

Adams Grandchildren Trust I is engaged in the business of investments in securities.

(d)

2217 Battleground Drive, Murfreesboro, Tennessee 37129.

(e)

Adams Grandchildren Trust I has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Grandchildren Trust I has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

52.

(a)

A. B. Adams

(b)

5010 N.E. 50th Street, Seattle, Washington 98105.

(c)

A. B. Adams is engaged in research and teaching at the School of Forestry, University of Washington, P. O. Box 352100, Seattle, Washington 98195.

(d)

A. B. Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

A. B. Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

A. B. Adams is a citizen of the United States.

53.

(a)

Ann Lu Adams

(b)

5010 N.E. 50th Street, Seattle, Washington 98105.

(c)

Ann Lu Adams is a physician practicing at Swedish Family Medicine located at  550 16th Avenue, Seattle, Washington 98122.

(d)

Ann Lu Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Ann Lu Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Ann Lu Adams is a citizen of the United States.

54.

(a)

Wendel M. Adams

(b)

1801 Crystal Drive, Apt. 309, Arlington, Virginia 22202.

(c)

Wendel M. Adams is a policy analyst located at 1217 Longworth House Office Building, U.S. House of Representatives, Washington, D.C. 20515.

(d)

Wendel M. Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Wendel M. Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Wendel M. Adams is a citizen of the United States.

55.

(a)

Adams Grandchildren Trust II

(b)

Trust formed under the laws of Tennessee.

(c)

Adams Grandchildren Trust II is engaged in the business of investments in securities.

(d)

1942 Dilton Mankin Road, Murfreesboro, Tennessee 37127.

(e)

Adams Grandchildren Trust II has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

Adams Grandchildren Trust II has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

56.

(a)

PELTAK, LP

(b)

Limited partnership formed under the laws of Washington.

(c)

PELTAK, LP is engaged in the business of investments in securities.

(d)

7097 Franklin Road, Murfreesboro, Tennessee  37128.

(e)

PELTAK, LP has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

PELTAK, LP has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

57.

(a)

Ernest G. Burgess

(b)

7097 Franklin Road, Murfreesboro, Tennessee  37128.

(c)

Ernest G. Burgess is the County Mayor of Rutherford County, Tennessee, with an office at County Courthouse, Room 101, Murfreesboro, Tennessee 37130.  Ernest G. Burgess is also a director of NHC, located at 100 Vine Street, Murfreesboro, Tennessee 37130, and a director of NHR located at 100 Vine Street, Murfreesboro, Tennessee 37130.

(d)

Ernest G. Burgess has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Ernest G. Burgess has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Ernest G. Burgess is a citizen of the United States.

58.

(a)

RAGS Family, L.P.

(b)

Limited partnership formed under the laws of Washington.

(c)

RAGS Family, L.P. is engaged in the business of investments in securities.

(d)

2915 St. Johns Drive, Murfreesboro, Tennessee 37129.

(e)

RAGS Family, L.P. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(f)

RAGS Family, L.P. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting it to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

59.

(a)

Sonya A. Leeman

(b)

2915 St. Johns Drive, Murfreesboro, Tennessee 37129.

(c)

Sonya A. Leeman is the sole general partner of RAGS Family, L.P.

(d)

Sonya A. Leeman has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Sonya A. Leeman has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

Sonya A. Leeman is a citizen of the United States.

Item 3.

Source and Amount of Funds or Other Consideration.

Item 3 of the Previously Amended Schedule 13D is amended to read in its entirety as follows:

As more fully described in Item 4, the Proposal contemplates a series of related transactions, all occurring essentially simultaneously, that include (1) the Company’s sale of its assets, other than cash, and its liabilities, other than accrued dividends payable, to a newly formed limited partnership (the “UPREIT”) for an amount equal to $33.00 per share of Common Stock, less the amount of cash retained by the Company, payable partly in cash and partly by a promissory note of the UPREIT, (2) the Company’s declaration and payment of a dividend equal to $15.00 per share of Common Stock, payable either in cash or by issuance of 0.8333 of a share of Common Stock, at the election of each holder of shares of Common Stock (the “Dividend”), and (3) the merger (the “Merger”) of the Company with an entity to be formed (the “Acquisition Entity”) that would hold shares of Common Stock contributed by certain stockholders of the Company that have agreed with the Initial Proponents to so participate (the “Designated Stockholders”). As a result of the Merger, all of the outstanding shares of Common Stock, other than shares held by the Acquisition Entity, would be converted into cash or, at the election of each of the Company’s stockholders with at least 200 shares of Common Stock, shares of  preferred stock of the Company as the survivor in the Merger (the “Surviving Entity”).  It is anticipated that the cash to effect the UPREIT’s purchase of the Company’s assets, to pay the Dividend, and to pay cash in the Merger will be obtained from third-party financing, from personal funds of Andy, and through use of available cash and other liquid assets of the Company.  Copies of two Conditional Commitment letters, dated November 29 and November 30, 2006, for debt financing from Column Financial, Inc., an affiliate of Credit Suisse (the “Financing Commitments”), were delivered to the Committee as part of the proposal letter dated December 1, 2006 (the “December 1 Letter”) and were confirmed as applicable for the Proposal in the letter dated January 2, 2007 that made the Proposal (the “Proposal Letter”).  The shares of preferred stock of the Surviving Entity that might be issued in the Merger will be issued by the Surviving Entity.

Item 4.

Purpose of Transaction.

Item 4 of the Previously Amended Schedule 13D is amended to read in its entirety as follows:

On January 2, 2007, the Proposal was made to the Committee by delivering the Proposal Letter, a copy of which is Exhibit E hereto and incorporated herein by reference.  The Proposal is described below following a description of its background.

Background of the Proposal.  At a regular Board meeting on August 2, 2006, Andy requested the Board to authorize the release of confidential information of the Company to certain possible financing sources for the purpose of evaluating whether it would be feasible for him or any of his other affiliated entities to make a proposal to acquire the Company.  The Board authorized the release of information, subject to a confidentiality agreement or obligation of the recipients, and appointed the Committee to receive and consider any such proposal that  might be made.

On October 5, 2006, Andy and AdamsMark orally submitted the Initial Proposal, to acquire the Company through a merger of the Company with and into a newly formed limited partnership, for consideration by the Committee.  Under the Initial Proposal, each outstanding share of Common Stock would have been converted in that merger into $30.00 in cash, a preferred equity interest in the surviving limited partnership having a value of $30.00, or a common equity interest in the surviving limited partnership having a value of $30.00, or any combination of cash or such equity interests, at the election of each stockholder of the Company.  The number of stockholders that could have elected to receive each class of equity interests in the surviving limited partnership would have been limited, however, so that the surviving limited partnership would not have been required to register a class of equity securities under the Securities Exchange Act of 1934, as amended (the “Act”).  The right of any holder to transfer any such equity interest after the merger would also have been restricted for the same reason.  All of the shares of Common Stock owned of record by AdamsMark would have been converted into common equity interests in the surviving limited partnership.  The merger would have been subject to third-party financing arranged by AdamsMark and to stockholders of the Company holding approximately $100 million of Common Stock (valued at the price per share in the Initial Proposal) electing to receive equity interests in the surviving limited partnership.  The merger would have resulted in the surviving limited partnership being a privately held entity and the Company’s stockholders receiving the merger consideration in exchange for all of the outstanding shares of Common Stock.

Springland, Dorothy, Adams Group, the Children’s Trust, the Foundation and the Grandchildren’s Trust indicated that they supported the Initial Proposal.

On October 6, 2006, Andy and AdamsMark were informed that the Committee considered the price per share in the Initial Proposal to be inadequate and that the Committee desired more particular information about other aspects of the Initial Proposal.

At a meeting with the Committee on November 8, 2006, Andy orally submitted a revised proposal to the Committee on behalf of the Initial Proponents.  That proposal contemplated a merger of the Company with a newly formed entity that would hold shares of Common Stock contributed by certain stockholders of the Company under a separate agreement or arrangement with the Initial Proponents.  In that merger, all of the outstanding shares of Common Stock, other than those held by the newly formed entity (which would have been cancelled), would have been converted into cash in an amount per share greater than $30.00 or shares of senior preferred stock of the Company as the surviving entity in that merger having the equivalent value, or a combination of cash and senior preferred stock, at the election of each holder of such shares of Common Stock.   As the result of that merger, the stockholders of the Company, other than the newly formed  entity, would have received the merger consideration in exchange for the outstanding shares of Common Stock (which would no longer have been listed on the New York Stock Exchange and would have been eligible for termination of registration pursuant to Section 12(g)(4) of the Act).  That proposal was subject to two contingencies, third-party financing arranged by the Initial Proponents and agreements with those stockholders of the Company that would own the newly formed entity for the merger.

At the meeting, the Committee indicated that, before it could accept the revised proposal, it  must have evidence that certain contingencies could be satisfied.

On December 1, 2006, AdamsMark, on behalf of the Initial Proponents, delivered the December 1 Letter to the Committee.  The December 1 Letter was accompanied by copies of the Financing Commitments, which are Exhibit F hereto and incorporated herein by reference.  The

Initial Proponents expected, however, that no proposal would be made to or considered by the Committee until the December 1 Letter was supplemented by a list of stockholders of the Company who agreed to become, and a copy of the form of the agreement by which they became, Designated Stockholders.

On December 6, 2006, the Initial Proponents received a letter from the Committee’s counsel requesting delivery of certain items of information as a condition to the Committee’s  consideration of the December 1 Letter as a proposal.  Those items included (1) the anticipated list of Designated Stockholders and their agreements and (2) a description of the anticipated sources of capital for the merger and related transactions described in the December 1 Letter.  On December 19, 2006, the Committee’s counsel acknowledged in a letter that those items were the only items that the Committee was awaiting.  By that date, however, the Initial Proponents and the Designated Stockholders, the agreements of which were being signed, had determined that the transactions in the December 1 Letter should be revised, and they were formulating a new proposal letter to supersede the December 1 Letter.  They also had discussions with National HealthCare Corporation (“NHC”) and National Health Realty, Inc. (“NHR”) regarding the  purchase by the Company (immediately before the merger) of respective shares of Common Stock owned by NHC and NHR if the merger and related transactions were to be effected, and those discussions resulted in letters of intent with NHC and NHR.

Description of the Proposal.  As described in the Proposal Letter, the Proposal contemplates a series of related transactions, to occur essentially simultaneously, but in the following order:

1.

NHC would sell all, and NHR would sell a portion, of its shares of Common Stock to the Company for $33.00 per share, payable by delivery of a secured promissory note of the Company or the Surviving Entity upon and after the Merger.

2.

An affiliate of Andy would organize and act as the sole general partner of the UPREIT, which would purchase all of the Company’s assets, other than cash, and assume all of the Company’s liabilities, other than accrued dividends payable, for a purchase price in an amount equal to $33.00 per share of Common Stock, less the amount of cash retained by the Company.  The purchase price would be payable partly in cash and partly by delivery of a promissory note of the UPREIT.

3.

The Company would declare and pay the Dividend equal to $15.00 per share of Common Stock.

4.

The Designated Stockholders would contribute their shares of Common Stock to the Acquisition Entity.

5.

The Company and the Acquisition Entity would enter into a merger agreement and effect the Merger.  In the Merger, all of the outstanding shares of Common Stock, other than those held by the Acquisition Entity (which would be cancelled), would be converted into $18.00 per share in cash or shares of preferred stock of the Surviving Entity with the terms described below (the “Preferred Stock”) having a value of $18.00 per share of Common Stock, or a combination of cash and Preferred Stock, at the election of each holder of such shares of Common Stock that has at least 200 shares of Common Stock

(collectively, the “Merger Consideration”).  (Any holder of fewer than 200 shares of Common Stock would receive only cash for those shares in the Merger.)  Also in the Merger, the equity interests in the Acquisition Entity would be converted into shares of common stock of the Surviving Entity (“Surviving Entity Common Stock”) and shares of Preferred Stock.

In general, the Preferred Stock of the Surviving Entity would (a)  be entitled to an annual dividend of $1.23 per share (but no other dividend or distribution); (b) be convertible at the holder’s option, at any time before or on December 31, 2007, into shares of Surviving Entity Common Stock at a conversion premium of $0.25 or 1.3889% (i.e., at the rate of 0.9863 of a share of Surviving Entity Common Stock for each share of Preferred Stock); (c) be convertible at the holder’s option, at any time after December 31, 2007, into shares of Surviving Entity Common Stock at a conversion premium of 15% (i.e., at the rate of 0.8696 of a share of Surviving Entity Common Stock for each share of Preferred Stock); (d) be subject to mandatory redemption or repurchase by the Surviving Entity on December 31, 2027 for the sum of the liquidation value of $18.00 per share plus all then accrued and unpaid dividends; (e) have a preference over the other shares of capital stock of the Surviving Entity as to dividends and upon liquidation (with the liquidation value of $18.00 per share); (f) not be entitled to any voting rights except as provided by law; and (g) not be transferable by the holder except to the Surviving Entity or any other stockholder of the Surviving Entity or by operation of  law unless the holders of Preferred Stock equal or exceed 500 (which is not now anticipated).

6.

As necessary to comply with REIT ownership rules, certain Designated Stockholders would elect to receive cash as the Merger Consideration for their shares of Common Stock not contributed to the Acquisition Entity and would use that cash to purchase limited partnership interests in the UPREIT.  The Surviving Entity would purchase limited partnership interests in the UPREIT in an amount equal to $18.00 times the number of outstanding shares of Surviving Entity Common Stock.

7.

To provide stockholders of the Company that elect to remain invested in the Surviving Entity with cash to pay at least a portion of the capital gains tax arising out of the sale of assets of the Company to the UPREIT (as described above), the Surviving Entity would declare and pay to all holders of Surviving Entity Common Stock and Surviving Entity Preferred Stock a one-time dividend of $1.25 per share.

As the result of the Merger and these related transactions, (1) substantially all of the assets and liabilities of the Company before the Merger would be owned by the UPREIT upon and after the Merger; (2) the UPREIT would be owned by the Surviving Entity, certain of the Reporting Persons and an entity affiliated with Andy upon and after the Merger; (3) the Surviving Entity would be owned by the Reporting Persons and any stockholders of the Company that elect to receive shares of Preferred Stock in the Merger  as a privately held real estate investment trust (unless, as is not now anticipated, there are 500 or more holders of the  Preferred Stock, which would require registration of the Preferred Stock under the Act) and (4) the stockholders of the Company, other than the Acquisition Entity, would receive the Dividend and the Merger Consideration in exchange for the outstanding shares of Common Stock.

If the Merger and related transactions are effected, the Common Stock would no longer be listed on the New York Stock Exchange and would be eligible for termination of registration pursuant to Section 12(g)(4) of the Act.  The Board has appointed the Committee to review and consider the Proposal.  For the Merger and related transactions to be effected, they would require authorization of the Board (in light of a recommendation of the Committee), the execution of a definitive merger agreement and the satisfaction of various conditions to be set forth in that merger agreement, including the approval of the stockholders of the Company.

Other than as set forth in the preceding paragraphs, the Reporting Persons do not have any specific plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present board of directors or management of the Company; any material change in the present capitalization or dividend policy of the Company; any other material change in the Company’s business or corporate structure; changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or any action similar to any of those enumerated above; but such Reporting Persons reserve the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5.

Interest in Securities of the Issuer.

Items 5(a) and 5(b) of the Previously Amended Schedule 13D are hereby amended to read in their entirety as follows:

(a)

The following are the Reporting Persons:

W. Andrew Adams

Adams Children’s Trust

AdamsMark, L.P.

Adams Family Foundation II

Springland Ventures, L.P.

W. Andrew and Dorothy B. Adams

Grandchildren’s Trust

The Adams Group, L.P.

Dorothy B. Adams

Ira Sochet Revocable Intervivos Trust

Ira Sochet

Richmond Equities, LLC

Richmond Properties, LLC

William T. Richmond

Marcia L. Richmond

Martha P. Richmond

William T. and Martha P. Richmond

Revocable Living Trust

East Main Associates, L.P.

Charlotte A. Swafford

Harold R. Swafford

Will Edwards Settle

Eva D. DenBesten

Keneva, L.P.

Kenneth D. DenBesten

James G. Baker, III

Michael Ussery

Beth Ussery

David L. Lassiter

Joanne Mott Batey

Kristin S. Gaines

Deryl Doran Johnson

D. Doran Johnson Associates, L.P.

Amanda C. Johnson

Sara Elizabeth Johnson Baker

Candace Renee Johnson Malone

Carl E. Adams, Jr.

Windsor Associates, L.P.

Jennie Mae Adams

Fred M. Adams

Adams/Readyville Charitable Lead

Annuity Trust

Adams Investments, L.P.

Readyville Family, L.P.

Adams Family Foundation

Sara Family L.P.

Adams Charitable Lead Trust

Adams Grandchildren Trust I

Adams Grandchildren Trust II

Rutherford Associates, L.P.

Tennessee Boulevard Investments, L.P.

Coggin Family Limited Partnership

D. Gerald Coggin

A. B. Adams

Ann Lu Adams

PELTAK, L.P.

Wendel M. Adams

Ernest G. Burgess

RAGS Family, L.P.

Sonya A. Leeman

The Reporting Persons may be deemed to constitute a “group” for purposes of Section 13(d)(3) of the Act by virtue of their intention to act in concert regarding the Proposal.  Accordingly, each of the Reporting Persons may be deemed to beneficially own all of the shares beneficially owned by each other Reporting Person – i.e., a total of 5,982,297 shares of Common Stock, representing 21.56% of the outstanding shares of Common Stock.

The percentage calculation is based upon 27,752,239 shares of Common Stock outstanding on November 3, 2006, which is the number of shares of Common Stock reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and filed with the Securities and Exchange Commission on November 6, 2006.

(b)

As described in Item 5(a), because the Reporting Persons may be deemed a “group,” each Reporting Person may be deemed to share voting and dispositive power with each other Reporting Person.  Nevertheless, the following describes the particular relationships between the Reporting Persons regarding voting and dispositive power over shares of Common Stock:

Andy is the sole general partner of AdamsMark and Springland and therefore has sole voting and dispositive power over the 546,411 shares beneficially owned by AdamsMark and over the 44,000 shares beneficially owned by Springland.  Andy is also one of the trustees of each of the Children’s Trust, the Foundation, the Grandchildren’s Trust, Adams Christian Trust, Adams Grandchildren Trust I, and Adams Family Foundation and therefore shares voting and dispositive power with the other trustees over the 3,250 shares beneficially owned by the Children’s Trust, the 222,307 shares beneficially owned by the  Foundation, the 6,500 shares beneficially owned by the Grandchildren’s Trust, the 86,594 shares beneficially owned by Adams Christian Trust, the 71,600 shares beneficially owned by Adams Grandchildren Trust I, and the 44,390 shares beneficially owned by Adams Family Foundation.

Dorothy, Andy’s wife, is the sole general partner of Adams Group and one of the two trustees of each of the Children’s Trust and Adams Christian Trust; each of Dorothy and Andy as trustee has the power to act independently on behalf of each of  the Children’s Trust and Adams Christian Trust.  Andy has influence over Dorothy’s decisions as the general partner of Adams Group regarding the voting and disposition of shares held by Adams Group.  Therefore, Dorothy shares voting and dispositive power with Andy over the 1,864,043 shares beneficially owned by Adams Group, over the 3,250 shares beneficially owned by the Children’s Trust, and over the 86,594 shares beneficially owned by Adams Christian Trust.

Jennie Mae Adams, Andy’s mother, has sole voting and dispositive power over the 27,500 shares that she beneficially owns individually.  She is the sole general partner of Windsor Associates, L.P. and therefore has sole voting and dispositive power over the 321,895 shares beneficially owned by Windsor Associates, L.P.  She is also one of the trustees of each of Adams Family Foundation and Adams Grandchildren Trust II and therefore shares voting and dispositive power with the other trustees over the 44,390 shares beneficially owned by Adams Family Foundation and over the 11,891 shares beneficially owned by Adams Grandchildren Trust II.

Carl E. Adams, Jr., Andy’s brother, has sole voting and dispositive power over the 126,000 shares that he beneficially owns individually.  He is also one of the trustees of each of Adams Family Foundation and Adams Grandchildren Trust I and therefore shares voting and dispositive power with the other trustees over the 44,390 shares beneficially owned by Adams Family Foundation and the 71,600 shares beneficially owned by Adams Grandchildren’s Trust I.

Fred M. Adams, Andy’s brother, has sole voting and dispositive power over the 33,637 shares that he beneficially owns individually.  He is the sole trustee of Adams/Readyville Charitable Lead Annuity Trust and the sole general partner of each of Adams Investments, L.P. and Readyville Family, L.P. and therefore has sole voting and dispositive power over the 3,500 shares beneficially owned by Adams/Readyville Charitable Lead Annuity Trust, the 361,769 shares beneficially owned by Adams Investments, L.P. and the 12,201 shares beneficially owned by Readyville Family, L.P.  He is also one of the trustees of each of Adams Family Foundation, Adams Grandchildren Trust I, and Adams Grandchildren Trust II and therefore shares voting and dispositive power with the other trustees over the 44,390 shares owned by Adams Family Foundation, the 71,600 shares beneficially owned by Adams Grandchildren Trust I, and the 11,891 shares beneficially owned by Adams Grandchildren Trust II.

Robert G. Adams, Andy’s brother, is the sole trustee of Adams Charitable Lead Trust and the sole general partner of Sara Family, L.P. and therefore has sole voting and dispositive power over the 20,000 shares beneficially owned by Adams Charitable Lead Trust and the 269,906 shares beneficially owned by Sara Family, L.P.  He is also one of the trustees of each of Adams Family Foundation and Adams Grandchildren Trust I and therefore shares voting and dispositive power with the other trustees over the 44,390 shares beneficially owned by Adams Family Foundation and the 71,600 shares beneficially owned by Adams Grandchildren Trust I.

A. B. Adams, Andy’s brother, has sole voting and dispositive power over the 135,970 shares that he beneficially owns individually.  He is the custodian of shares held in accounts under the Uniform Gifts to Minors Act (“UGMA”) for his son and one of his daughters and therefore has sole voting and dispositive power over the 100 shares beneficially owned by the UGMA account for that son and the 1,214 shares beneficially owned by the UGMA account for that daughter.  He is also one of the trustees of each of Adams Family Foundation and Adams Grandchildren Trust I and therefore shares voting and dispositive power with the other trustees over the 44,390 shares owned by Adams Family Foundation and the 71,600 shares owned by Adams Grandchildren Trust I.

Ann Lu Adams, the wife of A. B. Adams, shares voting and dispositive power with A. B. Adams over the 10,000 shares beneficially owned by Ann Lu Adams and A. B. Adams as joint tenants.

Wendel M. Adams, the daughter of A. B. Adams, has sole voting and dispositive power over the 987 shares that she beneficially owns individually.

D. Gerald Coggin, the husband of Joanne A. Coggin (Andy’s sister), is the sole general partner of each of Tennessee Boulevard Investments, L.P., Coggin Family Limited Partnership, and Rutherford Associates, L.P. and therefore has sole voting and dispositive power over the 37,197 shares beneficially owned by Tennessee Boulevard Investments, L.P., the 4,893 shares beneficially owned by Coggin Family Limited Partnership, and the 124,937 shares beneficially owned by Rutherford Associates, L.P.  Joanne A. Coggin is one of the trustees of each of Adams Family Foundation, Adams Grandchildren Trust I, and Adams Grandchildren Trust II and therefore shares voting and dispositive power with the other trustees over the 44,390 shares beneficially owned by Adams Family Foundation, the 71,600 shares owned by Adams Grandchildren Trust I, and the 11,891 shares owned by Adams Grandchildren Trust II.

Ira Sochet has sole voting and dispositive power over the 14,300 shares beneficially owned by his individual retirement account.  He is also the sole trustee of Ira Sochet Revocable Intervivos Trust and therefore has sole voting and dispositive power over the 293,000 shares beneficially owned by Ira Sochet Revocable Intervivos Trust. William T. Richmond has sole voting and dispositive power over the 16,750 shares beneficially owned in his individual retirement account.  He is the custodian for shares held in an account under the UGMA for one of his sons and therefore has sole voting and dispositive power over the 1,000 shares beneficially owned by the UGMA account for that son.  He is also the sole managing member of each of Richmond Properties, LLC and Richmond Equities, LLC and therefore has sole voting and dispositive power over the 18,226 shares beneficially owned by Richmond Properties, LLC and the 3,500 shares owned by Richmond Equities, LLC.

Martha P. Richmond, the wife of William T. Richmond, has sole voting and dispositive power over the 6,270 shares beneficially owned in her individual retirement account.  She is also one of the two trustees of William T. and Martha P. Richmond Revocable Living Trust; each of Martha P. Richmond and William T. Richmond as trustee has the power to act independently on behalf of William T. and Martha P. Richmond Revocable Living Trust.  Therefore, Martha P. Richmond shares voting and dispositive power with William T. Richmond over the 29,650 shares beneficially owned by William T. and Martha P. Richmond Revocable Living Trust.

Marcia L. Richmond, the sister of William T. Richmond, has sole voting and dispositive power over the 6,500 shares that she beneficially owns  individually.

Charlotte A. Swafford, the Senior Vice President and Treasurer of each of NHC and NHR, is the sole general partner of East Main Associates, L.P. and therefore has sole voting and dispositive power over the 335,166 shares beneficially owned by East Main Associates, L.P.

Harold R. Swafford, the husband of Charlotte A. Swafford, has sole voting and dispositive power over the 114,785 shares that he beneficially owns  individually.

Will Edwards Settle, a business associate of James G. Baker III, has sole voting and dispositive power over the 500 shares that he beneficially owns  individually and over the 500 shares beneficially owned in his individual 401(k) account.

James G. Baker III, a business associate of Will Edwards Settle, has sole voting and dispositive power over the 18,000 shares that he beneficially owns individually.

Kenneth D. DenBesten, the Senior Vice President and Secretary of the Company, has sole voting and dispositive power over the 5,020 shares that beneficially owned by his individual retirement account.  He is also the sole general partner of Keneva, L.P. and therefore has sole voting and dispositive power over the 104,609 shares  beneficially owned by Keneva, L.P.

Eva D. DenBesten, the wife of Kenneth D. DenBensten, has sole voting and dispositive power over the 725 shares beneficially owned in her individual retirement account.

Michael Ussery, a Senior Vice President of NHC, and his wife, Beth Ussery, share voting and dispositive power over the 11,473 shares beneficially owned by them as joint tenants with right of survivorship.

David L. Lassiter, a Senior Vice President of NHC, has sole voting and dispositive power over the 2,300 shares that he beneficially owns individually.

Joanne Mott Batey, a Senior Vice President of NHC, has sole voting and dispositive power over the 9,430 shares that she beneficially owns individually.

Kristin S. Gaines, an Assistant Vice President, Finance of the Company, has sole voting and dispositive power over the 16,425 shares that she beneficially owns individually.

Deryl Doran Johnson, a Senior Vice President of NHC, has sole voting and dispositive power over the 59,841 shares that he beneficially owns individually.  He is also the sole general partner of D. Doran Johnson Associates, L.P. and therefore has sole voting and dispositive power of the 24,028 shares beneficially owned by D. Doran Johnson Associates, L.P.

Amanda C. Johnson, the wife of Deryl Doran Johnson, shares voting and dispositive power  with Deryl Doran Johnson over the 9,676 shares beneficially owned by Amanda C. Johnson and Deryl Doran Johnson as joint tenants.

Sara Elizabeth Johnson Baker, the daughter of Amanda C. Johnson and Deryl Doran Johnson, has sole voting and dispositive power over the 6,990 shares that she beneficially owns individually.

Candace Renee Johnson Malone, the daughter of Amanda C. Johnson and Deryl Doran Johnson, has sole voting and dispositive power over the 8,204 shares that she beneficially owns individually.

Ernest G. Burgess, a brother-in-law of Andy, is the sole general partner of PELTAK, LP and therefore has sole voting and dispositive power over the 100,000 shares beneficially owned by PELTAK, LP.

Sonya A. Leeman, the daughter of Robert G. Adams, is the sole general partner of RAGS Family, L.P. and therefore has sole voting and dispositive power over the 32,826 shares beneficially owned by RAGS Family, L.P.

Andy shares voting and dispositive power with Dorothy and their three adult offspring, Andrew Adams, Andrea A. Brown and Anthony Adams (collectively, the “Offspring”), over the 222,307 shares of Common Stock owned directly by the Foundation and over the 6,500 shares of Common Stock owned directly by the Grandchildren’s Trust.  Andy, Dorothy and the Offspring are the sole trustees of the Grandchildren’s Trust.

The following is the identity and background of each person other than the Reporting Persons – i.e., Joanne A. Coggin and the Offspring – with whom some or all of the Reporting Persons share voting or dispositive power over shares of Common Stock:

A.

(1)

Joanne Adams Coggin

(2)

1942 Dilton Mankin Road., Murfreesboro, Tennessee 37127.

(3)

Joanne Adams Coggin is a homemaker.

(4)

Joanne Adams Coggin has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(5)

Joanne Adams Coggin has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting her to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(6)

Joanne Adams Coggin is a citizen of the United States.

B.

(1)

Andrew Adams

(2)

282 Kevin Drive, Murfreesboro, Tennessee 37129.

(3)

Andrew Adams is an independent consultant located at 282 Kevin Drive, Murfreesboro, Tennessee 37129.

(4)

Andrew Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(5)

Andrew Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(6)

Andrew Adams is a citizen of the United States.

C.

(1)

Andrea A. Brown

(2)

1291 Waterways Drive, Ann Arbor, Michigan 48108.

(3)

Andrea A. Brown is a homemaker.

(4)

Andrea A. Brown has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(5)

Andrea A. Brown has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(6)

Andrea A. Brown is a citizen of the United States.

D.

(1)

Anthony Adams

(2)

801 Mooreland Lane, Murfreesboro, Tennessee 37128.

(3)

Anthony Adams is the owner and operator of Adams Excavations, an excavation company located at 801 Mooreland Lane, Murfreesboro, Tennessee 37128.

(4)

Anthony Adams has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(5)

Anthony Adams has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in or subjecting him to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(6)

Anthony Adams is a citizen of the United States.

Items 5(c), 5(d), and 5(e) of the Original Schedule 13D are unchanged.

Item 6.

Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Previously Amended Schedule 13D is hereby supplemented by adding the following paragraphs:

Between December 8 and December 27, 2006, AdamsMark, on behalf of the Initial Proponents, and each Designated Stockholder entered into a letter agreement under which each Designated Stockholder agreed in principle, effective as of December 1, 2006, to participate in the merger and related transactions contemplated by the December 1 Letter, including by contributing all or a portion of the Designated Stockholder’s shares of Common Stock to the Acquisition Entity and by agreeing not to accept cash (except in a de minimis amount) as the form of Merger Consideration for any shares of Common Stock not contributed to the Acquisition Entity.  The Reporting Persons are the beneficial owners of the shares of Common Stock held by all of the Designated Stockholders.  Each Designated Stockholder’s commitment may be withdrawn only if the terms and conditions of the proposal change in any material respect (which would include any change in the price per share of Common Stock be to be paid in the Merger) or if the Acquisition Entity has not been organized by March 1, 2007.  The letter agreements with the Designated Stockholders are all in the same form, and differ only by signatory and by the number of shares of Common Stock which such Designated Stockholder has agreed to contribute to the Acquisition Entity or as to which such Designated Stockholder has agreed not to accept cash as the form of Merger Consideration (which, in a few cases, may be less than all of the shares of Common Stock beneficially owned by such Designated Stockholder).  A copy of the form of letter agreement with each Designated Stockholder accompanies the Proposal Letter and is incorporated herein by reference.  None of the letter agreements has been updated or revised to reflect the Proposal, but all of the Reporting Persons have made the Proposal.

The letter of intent entered into by AdamsMark, on behalf of the Reporting Persons, and NHC – a copy of which accompanies the Proposal Letter and is incorporated herein by reference – evidences the parties’ intent regarding NHC’s willingness to accept, if the Merger is effective, a secured promissory note in exchange for all of the shares of Common Stock that NHC owns immediately before the Merger.

The letter of intent entered into by AdamsMark, on behalf of the Reporting Persons, and NHR – a copy of which accompanies the Proposal Letter and is incorporated herein by reference – evidences the parties’ intent regarding NHR’s willingness to accept, if the Merger is effective, a secured promissory note in exchange for a portion of the shares of Common Stock that NHR owns immediately before the Merger.

Item 7.

Material to be Filed as Exhibits.

Item 7 of the Previously Amended Schedule 13D is hereby supplemented by replacing Exhibit A to the Original Schedule 13D and by adding the following Exhibits E and F:

Exhibit A

Joint Filing Agreement dated as of January 9, 2007 by and among the Reporting Persons.

Exhibit E

Proposal Letter dated January 2, 2007 to the Special Committee of the Board of Directors of National Health Investors, Inc., with the accompanying letters of intent and the accompanying form of letter agreement with the Designated Stockholders referred to therein.

Exhibit F

Two Conditional Commitment Letters to Andy Adams and AdamsMark, L.P., dated November 29 and November 30, 2006, from Column Financial, Inc., an affiliate of Credit Suisse.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

January 9, 2007

By: /s/W. Andrew Adams

W. Andrew Adams

Adams Children’s Trust

AdamsMark, L.P.

By: /s/W. Andrew Adams

By: /s/W. Andrew Adams

W. Andrew Adams, Trustee

W. Andrew Adams, General Partner

Adams Family Foundation II

Springland Ventures, L.P.

By: /s/W. Andrew Adams

By: /s/W. Andrew Adams

W. Andrew Adams, Trustee

W. Andrew Adams, General Partner

Adams Christian Trust

W. Andrew and Dorothy B. Adams

Grandchildren’s Trust

By: /s/W. Andrew Adams

By: /s/W. Andrew Adams

W. Andrew Adams, Trustee

W. Andrew Adams, Trustee

/s/Dorothy B. Adams

The Adams Group, L.P.

Dorothy B. Adams

By: /s/Dorothy B. Adams

Dorothy B. Adams, General Partner

Ira Sochet Revocable Intervivos Trust

By: /s/Ira Sochet

By: /s/Ira Sochet

Ira Sochet, Trustee

Ira Sochet

Richmond Equities, LLC

Richmond Properties, LLC

By: /s/William T. Richmond

By: /s/William T. Richmond

William T. Richmond, Managing Member

William T. Richmond, Managing Member

/s/William T. Richmond

/s/Marcia L. Richmond

William T. Richmond

Marcia L. Richmond

/s/Martha P. Richmond

William T. and Martha P. Richmond

Martha P. Richmond

Revocable Living Trust

By: /s/William T. Richmond

William T. Richmond, Trustee

By: /s/Martha P. Richmond

Martha P. Richmond, Trustee

East Main Associates, L.P.

By: /s/Charlotte A. Swafford

/s/Charlotte A. Swafford

Charlotte A. Swafford, General Partner

Charlotte A. Swafford

/s/Harold R. Swafford

/s/Will Edwards Settle

Harold R. Swafford

Will Edwards Settle

/s/Eva D. DenBesten

Keneva, L.P.

Eva D. DenBesten

By: /s/Kenneth D. DenBesten

Kenneth D. DenBesten, General Partner

/s/ Kenneth D. DenBesten

/s/James G. Baker, III

Kenneth D. DenBesten

James G. Baker, III

/s/Michael Ussery

/s/Beth Ussery

Michael Ussery

Beth Ussery

/s/David L. Lassiter

/s/Joanne Mott Batey

David L. Lassiter

Joanne Mott Batey

/s/Kristin S. Gaines

/s/Deryl Doran Johnson

Kristin S. Gaines

Deryl Doran Johnson

D. Doran Johnson Associates, L.P.

By: /s/D. Doran Johnson

/s/Amanda C. Johnson

D. Doran Johnson, General Partner

Amanda C. Johnson

/s/Sara Elizabeth Johnson Baker

/s/Candace Renee Johnson Malone

Sara Elizabeth Johnson Baker

Candace Renee Johnson Malone

/s/Carl E. Adams, Jr.

Windsor Associates, L.P.

Carl E. Adams, Jr.

By: /s/Jennie Mae Adams

Jennie Mae Adams, General Partner

/s/Jennie Mae Adams

/s/Fred M. Adams

Jennie Mae Adams

Fred M. Adams

Adams/Readyville Charitable Lead

Annuity Trust

By: /s/Fred M. Adams

Fred M. Adams, Trustee

Adams Investments, L.P.

Readyville Family, L.P.

By: /s/Fred M. Adams

By: /s/Fred M. Adams

Fred M. Adams, General Partner

Fred M. Adams, General Partner

Adams Family Foundation

Sara Family L.P.

By: /s/Robert G. Adams

By: /s/Robert G. Adams

Robert G. Adams, Trustee

Robert G. Adams, General Partner

Adams Charitable Lead Trust

By: /s/Robert G. Adams

By: /s/Robert G. Adams

Robert G. Adams, Trustee

Robert G. Adams

Adams Grandchildren Trust I

Adams Grandchildren Trust II

By: /s/Robert G. Adams

By: /s/Joanne A. Coggin

Robert G. Adams, Trustee

Joanne A. Coggin, Trustee

Rutherford Associates, L.P.

Tennessee Boulevard Investments, L.P.

By: /s/D. Gerald Coggin

By: /s/D. Gerald Coggin

D. Gerald Coggin, General Partner

D. Gerald Coggin, General Partner

Coggin Family Limited Partnership

By: /s/D. Gerald Coggin

By: /s/D. Gerald Coggin

D. Gerald Coggin, General Partner

D. Gerald Coggin

By: /s/A. B. Adams

By: /s/ Ann Lu Adams

A. B. Adams

Ann Lu Adams

By: /s/Wendel M. Adams

PELTAK, L.P.

Wendel M. Adams

By: /s/Ernest G. Burgess

Ernest G. Burgess, General Partner

/s/Ernest G. Burgess

RAGS Family, L.P.

Ernest G. Burgess

By:  /s/Sonya A. Leeman

Sonya A. Leeman, General Partner

/s/Sonya A. Leeman

Sonya A. Leeman